ADDENDUM

                       TO THE SHARE AND PURCHASE AGREEMENT

                                     BETWEEN

       ASW International I, BV a company organized under the laws of The Netherlands, with outstanding capital of 18.151,21 Euros and its registered office in (1083 HK) Amsterdam, The Netherlands, at Drentestraat 24 BG, with BV number 604.699, registered with the Chamber of Commerce for Amsterdam under number 33294385 (the "Seller"), represented herein by Mr. Joseph R. Grewe, duly authorized in accordance with board of directors resolution of AS International Inc in its capacity as managing director of the Seller, dated February 5, 2003, a copy of which is attached as Annex A hereto.

                                                             - on the one side -

                                       AND

       Maberfin S.p.A. a company organized under the laws of Italy, with outstanding capital of 1,238,400 Euro and its registered office in Ponte San Pietro (BG) at Via Ciro Menotti 4 (the "Purchaser"), represented herein by Mr. Michele Mazzucconi, duly authorized in accordance with board of directors resolution of Maberfin S.p.A., dated February 3, 2003, a copy of which is attached as Annex B hereto.

                                                           - on the other side -

       (hereinafter, collectively, referred to as the "Parties")

                                     Whereas

- On February 11, 2003, the Parties have signed a Share Purchaser Agreement (the "SPA") for the purchase of ASW International II, BV, a company organized under the laws of The Netherlands, with outstanding capital of 22.689,01 Euros and its registered office in (1083 HK) Amsterdam, The Netherlands, at Drentestraat 24 BG, with BV number 604.778, registered with the Chamber of Commerce for Amsterdam under number 33294386 ("ASW-II)");

- pursuant to Section 3.1 of the SPA, the Purchaser has been granted a special right to withdraw from Closing without obligation to pay any penalty, by giving written notice to the Seller no later February 17, 2003, exclusively in case the due diligence review of ASW-II reveal any material liabilities of ASW-II or other circumstances as provided therein;

- certain documentation or information concerning ASW-II have been made available to the Purchaser in the last three days and for such purpose the Purchaser has not managed to complete the due diligence review of ASW-II and has requested to postpone the Special Withdrawal Time Limit;

- the Purchaser acknowledges to have received from Seller those information and documents necessary to complete the due diligence review in the next days;

- in light of the foregoing, the Parties have discussed and agreed to postpone the Special Withdrawal Time Limit until February19, 2003.
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

- Unless otherwise indicated herein, capitalized terms shall have the same meaning attributed to them in the SPA

       NOW, therefore, the Parties hereto agree as follows:


                                    Article 1
                Postponement of the Special Withdrawal Time Limit

       The Parties hereby agree that Section 3.2 of the SPA shall be amended to read as follows:

       "3.2   Special Withdrawal Right.

       Notwithstanding the provision of Section 3.1, the Purchaser shall have a special right to withdraw from Closing without obligation to pay any penalty, by giving written notice to the Seller no later February 19, 2003 ("Special Withdrawal Time Limit", such time period being of the essence). The Purchaser shall be entitled to such Special Withdrawal Right exclusively in case the due diligence review of ASW-II reveals any material liabilities of ASW-II, including joint or indirect liabilities, any significant tax risks or any material costs or disadvantages involved in disassembling or liquidating ASW-II or transferring Speedline or the Shares to an Italian entity. In this respect, if the Purchaser gives notice of Special Withdrawal Right, then this Agreement shall be terminated, the Closing shall not take place and Seller shall return to the Purchaser the full amount of TWO MILLION UNITED STATES DOLLARS (US$2,000,000.00) which the Seller received as Advance Payment, by immediately causing ASW-II to assign the Purchaser the right to repayment by Speedline of the Additional Seller Loan, including interests accrued; such loan shall be repaid by Speedline not later that December 31, 2003 and shall be secured (simultaneously with the assignment) by a security interest in certain Speedline accounts receivable designated by Speedline from time to time, with right of substitution, to the fullest extent allowable under Italian Laws, for an aggregate amount of TWO (2) million US Dollars, and the Seller shall procure that such security too is assigned to the Purchaser."

                                    Article 2
                               No Other Amendment

       The Parties acknowledge that this Amendment has the sole purpose to postpone the date of the Special Withdrawal Time Limit and that all the other provisions of the SPA remain valid and enforceable and that this Amendment shall not give rise to a "novation" or amendment of any other provisions of the SPA or used for interpretation or construction of any term or conditions contained in the of the SPA.

                                    Article 3
                              Counterpart Execution

       The  Parties   acknowledge   that  this  Amendment  may  be  executed  in
       counterpart and shall be deemed fully executed when each party has executed at least one counterpart. Additionally, this Amendment may be signed by faxed signatures and shall be deemed signed when a fax signed copy has been transmitted to the other party.

                                    * * * * *


       IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by officers duly authorized hereunto as of the date first above written.
                                       2

       For the Seller:

       ASW International I, BV
       By:  /S/ Joseph R. Grewe
          ------------------------------------------------------
       Name: Joseph R. Grewe
       Title: Vice President




       For the Purchaser:

       Maberfin S.p.A.



       By:  /S/ Michele Mazzucconi
          ------------------------------------------------------
       Name: Michele Mazzucconi
       Title: Member of the Board and Authorized Representative











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